Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 18, 2023, with respect to the financial statements of Special Projects Media, LLC included in the Current Report of Dolphin Entertainment, Inc. on Form 8-K/A filed on December 18, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Dolphin Entertainment, Inc. on Form S-8 (File No. 333-219770), on Form S-1 (File No. 333-267336), and on Form S-3 (File No. 333-273431).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

December 18, 2023